Exhibit 99.1

CORPORATE PARTICIPANTS
H. Andrew DeFerrari Dycom Industries, Inc. - CFO, SVP and Treasurer
Richard B. Vilsoet Dycom Industries, Inc. - VP, General Counsel and Corporate Secretary
Steven E. Nielsen Dycom Industries, Inc. - Chairman, CEO and President
Timothy R. Estes Dycom Industries, Inc. - COO and EVP

CONFERENCE CALL PARTICIPANTS
Adam Robert Thalhimer Thompson, Davis & Company, Inc., Research Division - Director of Research
Alan Mitrani Sylvan Lake Asset Management - Analyst
Alexander John Rygiel FBR Capital Markets & Co., Research Division - Co-Head of Diversified Industrials in Equity Research
Brent Edward Thielman D.A. Davidson & Co., Research Division - VP and Senior Research Analyst
Charles Matthew Duncan Stephens Inc., Research Division - MD
Christian David Schwab Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst
Jennifer Murtaugh Fritzsche Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst
Noelle C. Dilts Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst
Sean D. Eastman KeyBanc Capital Markets Inc., Research Division - Associate

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Dycom Results Conference Call.

(Operator Instructions)

As a reminder, today’s call is being recorded. I’ll turn the conference now over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Thank you, John. Good morning everyone, I’d like to thank you for attending this conference call to review our third quarter fiscal 2017 results. During the call, we will be referring to a slide presentation, which can be found on our website’s Investor Relations page under the heading Events & Presentations, Investor Calendar. Relevant slides will be identified by number throughout our presentation.

Going to Slide 3, today, we have on the call, Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel.

Now I will turn the call over to Rick Vilsoet.

Richard B. Vilsoet - Dycom Industries, Inc. - VP, General Counsel and Corporate Secretary

Thank you, Steve. Except for historical information, the statements made by Company management during this call may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company’s outlook, are based on management’s current expectations, estimates and projections, and involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results.

These risks and uncertainties are more fully described in the company’s annual report on Form 10-K for the year ended July 30, 2016, and other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking statements. Steve?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Thanks, Rick. Now moving to Slide 4 and a review of our third quarter results. As you review our results, please note that we have presented in our release and comments certain revenue amounts excluding revenues from businesses acquired during the fourth quarter of fiscal 2016 and third quarter of fiscal 2017, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share, all of which are Non-GAAP financial measures.

See Slides 13 through 20 for a reconciliation of Non-GAAP measures to GAAP measures. Additionally, see Slide 20 for a calculation of Non-GAAP organic revenue for the fourth quarter of fiscal 2016 that has been adjusted to exclude the impact of the incremental 14th week and the quarter’s acquired revenues.

Revenue increased significantly year-over-year to $786.3 million, an increase of 18.3%. Organic revenue grew 14.9%. This quarter reflected an increase in demand from several key customers as we deployed 1-gigabit wireline networks and grew core market share. It was a stronger than expected start to the calendar year.

Gross margins were 20.97% of revenue, reflecting solid operating performance as several large programs accelerated. General and administrative expenses improved significantly year-over-year, decreasing 71 basis points. All of these factors produced Adjusted EBITDA of $108.2 million, or 13.8% of revenue, and Adjusted Diluted Earnings per Share of $1.30 compared to $1.08 in the year ago quarter.

Liquidity was strong as cash and availability under our credit facility was $340.8 million at the end of the quarter. During the quarter, we completed the acquisition of Texstar Enterprises for $26.4 million. Texstar is a provider of telecommunications construction services to wireline, telephone and cable companies in the Southwest and Pacific Northwest.

Finally, we repurchased 400,000 of our shares for $37.9 million. As of May 2017, we are authorized to repurchase up to $112 million of shares through August 2018.

Going to Slide 5. Today a number of major industry participants are deploying significant wireline networks across broad sections of the country. These networks are generally designed to provision bandwidth enabling 1-gigabit speeds to individual consumers.

In addition, emerging wireless technologies are beginning to drive significant incremental wireline deployments. It’s now clear that a complementary wireline investment cycle will be required to facilitate what is expected to be a decades-long deployment of fully converged wireless/wireline networks. Notably, one industry participant has begun to invest in the wireline infrastructure required to enable fully converged wireless/wireline networks. This is significant. The industry effort required to deploy these converged networks has, and will, meaningfully broaden our set of opportunities. Total industry opportunities in aggregate were already without precedent in our experience prior to this new development.

We are providing program management, planning, engineering and design, aerial and underground construction, and fulfillment services for 1-gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers.

Revenues and opportunities driven by this industry standard continued to grow during the third quarter of fiscal 2017. In addition, we have secured a number of converged wireline/wireless multi-use network deployments across the country. Planning has begun. Engineering and construction activity is expected to increase throughout the balance of calendar 2017 and accelerate into calendar 2018.

Customers are continuing to reveal with more specificity new multi-year initiatives that are being planned and managed on a market-by-market basis. Our ability to provide integrated planning, engineering and design, procurement and construction, and maintenance services is of particular value to those industry participants with projects outside of their traditional geographic service territories. As with prior initiations of large scale network deployments, particularly those occurring during periods of customer M&A activity, we expect some normal timing uncertainty and customer spending modulations as network deployment strategies evolve. We remain confident that our competitively unparalleled scale and market share, as well as our financial strength, position us well to deliver valuable service to our customers and robust returns for our shareholders.

Now moving to Slide 6. During the quarter, we experienced the effects of a strong overall industry environment and a strong start to the calendar year. Organic revenue grew 14.9%. Our top 5 customers combined produced 77.5% of revenue, increasing 25.2% organically, while all other customers decreased 10.6% organically. Of note, this quarter marks our 10th consecutive quarter of double-digit organic growth.

AT&T was our largest customer at 27.1% of total revenue or $213.1 million. AT&T grew 10.3% organically year-over-year. Growth in wireline services was accompanied by strong growth in wireless services. Revenue from Comcast was $152.9 million, or 19.4% of revenue, and grew organically 58.7%. Comcast was our second largest customer. Revenue from CenturyLink was $138.9 million, or 17.7% of revenue. CenturyLink was our third largest customer and grew organically 52.4%. Verizon was Dycom’s fourth largest customer for the quarter at 8.5% of revenue, or $66.8 million. And finally, revenue from Windstream was $37.8 million, or 4.8% of revenue. Windstream was our fifth largest customer.

We are particularly pleased that we have continued to gain profitable market share, extend our geographic reach, and expand our program management and network planning services. In fact, over the last several years, we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of 1-gigabit and wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be maintained.

Going to Slide 7. Backlog at the end of the third quarter was $5.470 billion versus $5.112 billion at the end of the second quarter of 2017, an increase of approximately $358 million. Of this backlog, approximately $2.410 billion is expected to be completed in the next 12 months. Both backlog calculations reflect stable performance as we booked new work and renewed existing work. We continue to anticipate substantial future opportunities across a broad array of our customers.

For Verizon, we renewed engineering services agreements in Massachusetts, Rhode Island, New York, Maryland and Virginia. From Comcast, we extended construction services agreements in Pennsylvania, Maryland, Virginia and Georgia. With Charter, we renewed construction and maintenance service agreements in California, Arizona and Florida. From Columbia Gas, underground facility locating and mapping services agreements in Ohio. And finally, we secured rural and municipal broadband projects in Oregon, Minnesota, New Hampshire, Kentucky, Tennessee, North Carolina, Alabama and Georgia.

Headcount increased during the quarter to 14,163.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari - Dycom Industries, Inc. - CFO, SVP and Treasurer

Thanks, Steve, and good morning, everyone. Going to Slide 9, contract revenues for Q3 2017 were $786.3 million, and organic revenue grew 14.9%, reflecting solid growth for many of our top customers. Acquired businesses contributed $23 million of revenue in the current period. Adjusted EBITDA increased to $108.2 million compared to $91.9 million in the year ago period. As a percentage of revenue, adjusted EBITDA was in line year-over-year at 13.8% of revenue.

Gross margins declined 74 basis points year-over-year and were below our expectations by approximately 100 basis points. Work activity was stronger throughout the quarter, which caused greater seasonal weather impacts on the gross margin earlier in the quarter. Additionally, our mix of work during Q3 2017 included a greater portion of jobs where we provide materials for customers, and this mix impacted the gross margin.

G&A expense improved 71 basis points to 7.8% of revenue in Q3 2017, and we continue to maintain sound cost discipline. Non-GAAP Adjusted Diluted EPS was $1.30 per share compared to $1.08 in Q3 2016, an increase of 20%.

Now moving to Slide 9. Our balance sheet and financial profile continue to reflect the strength of our business. We ended the quarter with $71 million of revolver borrowings on our Senior Credit Facility and $367.7 million of term loans outstanding. Our liquidity is robust and exceeded $340 million at the end of the quarter, consisting of availability from our Credit Facility and cash on hand. Operating cash flows were strong at $42.3 million during Q3 2017 and increased compared to $32.4 million in Q3 2016.

The combined DSOs of Accounts Receivable and Cost in Excess of Billings net were 90 days for Q3 2017, which declined from Q3 2016 and was sequentially in line with the Q2 2017 DSO.

Capital expenditures were $52.6 million during Q3 2017, net of disposal proceeds, and gross CapEx was $58.3 million.

During the quarter, we completed the acquisition of Texstar Enterprises for approximately $26.4 million. Additionally, we repurchased 400,000 shares of our common stock for $37.9 million at an average price of $94.77 per share. The current share repurchase authorization remaining is approximately $112 million through August of 2018.

In summary, we continue to maintain a strong balance sheet and ample liquidity, enabling us to effectively invest in growth opportunities.

Going to our outlook on Slides 10 and 11, as we look ahead to Q4 2017 and into Q1 2018, our view is guided by the following. First, we experienced a stronger than expected start to the calendar year, and our outperformance in the third quarter influenced our view of the current fourth quarter. Next, we see a broadening set of customer opportunities that are in the initial stages of planning, engineering and design, and deployment. Consistent with prior initiations of large programs, particularly those occurring during times of customer M&A activity, we expect some normal timing uncertainty and customer spending modulations.

Based on these observations, our expectations have been tempered and reflect the following. For Q4 of 2017, we currently expect revenues which range from $780 million to $810 million, reflecting a broad range of demand from several large customers, 1-gigabit deployments, fiber deep cable capacity projects and initial phases of fiber deployments for newly emerging wireless technologies. This outlook includes approximately $25 million of revenue from businesses acquired during the fourth quarter of 2016 and the third quarter of 2017.

As a reminder, for comparative purposes, the prior year fourth quarter of fiscal 2016 included 14 weeks of operations as a result of our 52/53 week calendar. For Q4 of this year, there are 13 weeks of operations. For comparative purposes, the organic revenue amount for Q4 2016 was $727.6 million, and it adjusts for the extra week in that period and applicable acquired revenues. Gross margin percentage is expected to decrease modestly compared to Q4 2016.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Drew is suffering from a cold, so I’ll finish off. The gross margin is expected to decrease modestly compared to Q4 2016, reflecting the expected mix of work activity during the period. This expectation also reflects near term margin impacts as we prepare for larger programs.

Total G&A costs as a percent of revenue are expected to be in line compared to Q4 2016 and include $5 million of share-based compensation.

Depreciation and amortization is expected to range from $39.1 million to $39.9 million and includes amortization of $6.3 million. Adjusted interest expense is expected at approximately $5.2 million, excluding $4.5 million of interest in Q4 2017 for the non-cash amortization of the debt discount on our notes. Other income, net is expected to range from $2.3 million to $2.9 million. Our effective tax rate is estimated to be approximately 37.2%. These factors are expected to generate an Adjusted EBITDA margin percentage which decreases modestly from Q4 2016 result; and Non-GAAP earnings ranging from $1.35 to $1.50 per diluted share. We expect approximately 31.7 million diluted shares during Q4 2017.

Now going to Slide 11. For Q1 of fiscal 2018, our outlook reflects an expectation of revenue decline of low single digits compared to Q1 2017 revenues. This outlook includes revenue of approximately $5 million in Q1 2018 from the business acquired during the third quarter of 2017. We expect a continuation inQ1 2018 of the drivers evident in Q4 2017. We expect gross margins to decrease modestly from the Q1 2017 margin, reflecting the expected mix of work activity and the near term margin impacts as we initiate larger programs.

G&A as a percentage of revenue is expected to increase year-over-year to support growth opportunities and includes increased share-based compensation relating to the vesting schedule of awards. Non-cash stock-based comp is expected at approximately $7.2 million. Depreciation and amortization to range from $39.4 million to $40.2 million. Adjusted interest expense of approximately $5 million, excluding $4.5 million of interest in Q1 2018 for the non-cash amortization of the debt discount on our notes, and other income, net to range from $0.7 million to $1.3 million. This outlook is expected to generate an Adjusted EBITDA margin percent which decreases modestly from the Q1 2017 result. Q1 2018 diluted shares are expected to be approximately 31.9 million.

Now moving to Slide 12. Within a growing economy we experienced the effects of the strong industry environment and capitalized on our significant strengths. First and foremost, we maintained strong customer relationships throughout our markets. We continue to win and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying Fiber-to-the-Home to enable video offerings in 1-gigabit high speed connections. Cable operators are deploying fiber to small and medium businesses and enterprises. These deployments are often in anticipation of the customer sales process as confidence in the number of existing customers continues to increase. Overall, capacity expansion through fiber deep deployments as well as new-build opportunities are increasing. Dramatically increased speeds to consumers are being provisioned.

Fiber deployments in contemplation of emerging wireless technologies have begun in many regions of the country. More are expected. Customers are consolidating supply chains, creating opportunities for market share growth, and increasing the long-

term value of our maintenance business. In addition, we are increasingly providing integrated planning, engineering and design, procurement and construction and maintenance services, creating more visibility around future revenue streams.

Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. While we are disappointed with our adjustment to near-term expectations, we remain encouraged that our major customers possess significant financial strength and are committed to multi-year capital spending initiatives. These initiatives are increasing in number across a number of customers. Recent developments indicate a broadly improved regulatory environment will be supportive of these initiatives. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team as we grow our business and capitalization.

Now John, we’ll open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

First, we’ll go to Matt Duncan with Stephens.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

So Steve, you guys obviously had a really great sales result during the April quarter, but it looks like revenues are going to flatten out, and you talked a lot about what may be causing this. Sounds like it’s just timing uncertainty and maybe some spending timing changes around the M&A that’s happened. It seems to me like there’s probably one primary customer that would be most likely for that, and that’s AT&T. Is there anything in addition to those two factors that may be causing them to slow spend in the near-term? Or is it really just those two things, and they’re going to have to reaccelerate to get to the 12.5 million homes passed that they’ve got to do by near the end of 2019?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So Matt, I think it’s a little bit broader, right? So there’s actually a couple of top five customers that are in M&A process. We had a very strong start to the year, which I think was reflected if you look at the capital spending of those two customers relative to kind of their full year expectations. And so from our perspective, it feels like we pulled a little bit of revenue out of Q4 into Q3. And then given the way their CapEx came in earlier in the year, we’re taking a prudent view of the October quarter. We got a lot of good things that are starting up this calendar year, and we just didn’t want to get ahead of ourselves.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

So it’s fair to say you’ve probably layered some conservatism into this given that uncertainty that you mentioned. But clearly, the arrow is still pointing up into the right in terms of the direction of the business based on what you’re hearing and seeing from your customers if you think about it.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, I think, Matt, what the other thing that we mentioned, right, is that we have a number of these converged wireless/wireline multi-use network deployments that we’re involved in. We’re doing planning, and we see engineering and construction increasing throughout the balance of the calendar year and really accelerating, particularly in the construction phase, in calendar 2018. And if you’d looked at some of the recent customers’ commentary at a conference this week in Boston, I don’t know how you couldn’t be up into the right when you have a major customer who says that this multi-use network deployment is a ten to twenty year buildout. I’d recommend just folks take a look at what the customers have said about the future, and that’s the way we see it too.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

Well, Steve, that’s part of where I’m going with this. I mean, this feels like maybe this is customers reassessing exactly where they want to spend. They’re planning big projects. I mean, Verizon announcing how much fiber they’re buying from Corning is obviously going to result in a lot of construction work. And I would think it would cause some of your other customers to reassess where they’re going to spend to stay competitive. So just want to make sure that there’s nothing else underlying this sort of near-term guide other than that, and it feels like clearly, things are still pointing in the right direction. So...

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes. I wouldn’t limit it to solely this wireless/wireline converged networks, but I would tell you that clearly, when you look at the commentary, it is really a new strategic theme in telecom networks. And I think not only when we’ve seen other strategic themes before are they very long-lived, but they have knock-on effects in other industry participants, which we think, on top of what was already an unprecedented environment, only makes things better over the intermediate term. Sure, we’ve tempered our expectations here because that’s the way we see it right now, but there’s a lot of opportunity out there.

Charles Matthew Duncan - Stephens Inc., Research Division - MD

All right. Last question for me on headcount. You’ve added about 1,000 heads in the quarter. It’s the most you’ve added in 1 quarter in a while. Were those additions sort of before you guys sensed the timing change in customer spend? Or are those additions that you had to make to support some of the contract wins that you reported to us today?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So a couple of things, Matt. So we did an acquisition in the quarter, say just under 300 employees that we added; good employees in a good expansion for us in the Southwest. And then particularly on the engineering and planning side, as you have these large programs coming in, we typically perform a good portion of those services with in-house headcount as well as you normally have a seasonal uplift in the April quarter versus February.

Operator

Our next question is from Tahira Afzal with KeyBanc Capital Markets.

Sean D. Eastman - KeyBanc Capital Markets Inc., Research Division - Associate

This is Sean on for Tahira today. So I guess we’ve gone through a lot of the reasons for the tempered expectations on the top line. Just hoping maybe you can frame the timing. I mean, I know you guys don’t like to give guidance beyond two quarters, but based on the qualitative commentary, it seems like you guys have pretty good visibility. So to the extent you can frame when you think some of these emerging wireless opportunities are going to ramp and potentially see organic growth back in positive territory, that would be helpful.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well of course, Sean we have organic growth on an adjusted basis forecasted for the fourth quarter. We are in planning and design on a number of projects. So as we said earlier, we expect that activity to increase and go to construction in this calendar year. When you start these large programs, and that’s why we want to make sure that we call out some uncertainty, you go through a permitting phase, you go through getting the municipalities on board with all the activity. So early on, there can be some uncertainty geography by geography, and we’re working on these programs nationwide and we just wanted to reflect that into our expectations. So we’ve had 3 years of strong performance, and the opportunity set today is bigger than it was three years ago.

Sean D. Eastman - KeyBanc Capital Markets Inc., Research Division - Associate

Okay, fair enough. And then you guys had great bookings this quarter. I was just wondering how much of these wireless opportunities were reflected in backlog this quarter and how you’d expect backlog to trend over the next couple of quarters based on -- in light of the opportunity set.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So I would say that there’s a portion in there, but there’s more to stay tuned.

Operator

Our next question is from Adam Thalhimer with Thompson, Davis.

Adam Robert Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

Can you -- the converged network opportunity, you talked about it as with multiple carriers, and I feel like we only know about one of those. Can you give a little more color on what you’re seeing out there?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, clearly, if you think about small cells and the impact of 5G on both wireless and wireline infrastructure, it is a development that will impact everybody in the ecosystem. Typically, there’s somebody who’s willing to kind of take some of the pioneering arrows in order to get moving, but everybody is involved in the 5G deployments on a macro cell basis, and everybody’s involved on a small cell basis. And so it’s really just a question of people taking different approaches, but I think everybody understands the overall opportunity of deploying these types of networks.

Adam Robert Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

Okay. Well, kind of just to delve off of that, in terms of understanding the overall opportunity, can you give us any sense for even just the one program that has been talked about more by that customer, of how many employees you would need or just any kind of sense of how we can size that opportunity?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, I think, Adam, we don’t want to get ahead of ourselves. But I think in terms of sizing it, I think it’s pretty instructive that you’ve had two manufacturers of fiber optic cable who are actually, in one case, building a plant, expanding an existing plant, and in the other case, expanding two plants. And best I can remember, that’s the first time there’s been a new fiber optic cable plant initiated in this century, okay? So clearly, there was an outlook that there would be need for lots more fiber optic cable. To the extent that there’s more fiber optic cable needed, you got to have a lot of people to put it in the air, in the ground, and splice it.

Adam Robert Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

And then just lastly for me on the Connect America Fund. It feels like that was kind of taken out of the slide deck. I mean, is that opportunity kind of diminished?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

We had a strong quarter on Connect America Fund. As you know, it’s a five-year program. I think when we looked across the opportunity set in the business, given the addition of this converged network opportunity, on a relative basis, it just wasn’t -- it’s a nice opportunity. We love working it for our customers, but on a relative basis, it just is not as large as what we see coming -- not even close to what we see coming on the converged network opportunity.

Operator

Our next question is from Alex Rygiel with FBR.

Alexander John Rygiel - FBR Capital Markets & Co., Research Division - Co-Head of Diversified Industrials in Equity Research

How are your customers’ deployments outside of their traditional footprints being awarded to you? Are they creating new MSAs? Are they sort of one-off contracts? If you could expand upon that, that would be helpful.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So Alex, I think the best way to answer that is all of these things are evolving because it’s new to the industry, there’s a number of -- and we’ve seen this with a number of customers. You see these network deployment opportunities, but quickly after you start getting network in the ground or in the air, there’s a maintenance opportunity. And there’s also a fulfillment opportunity as they begin to sign up customers. And I think in part that’s why we’re as excited as we are about the opportunity, because you really are starting to create an industry on the wireline side of the business that’s analogous to the wireless business in that it becomes a truly national opportunity and is not bounded by kind of the old geographic franchises on a state-by-state basis.

Alexander John Rygiel - FBR Capital Markets & Co., Research Division - Co-Head of Diversified Industrials in Equity Research

And then as we look at your Slide 7 where you highlight current awards and extensions, can you help us to appreciate whether or not, in your view, you maintained market share, gained market share or lost a little bit of market share? And then secondly, have you seen any change in the term or length of period of these contracts? Call it, over the last one to two years, have they lengthened or shortened or stayed the same?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President
So to the second question first, so we have and we’ve disclosed a number of contract extensions, awards and negotiations where terms were anywhere from three to five years. And so I think if I looked at that kind of metric five years or ten years ago, it’s certainly longer than it was in that period of time. So I think there are some more durable contracts out there. And then in terms of share, I mean, we had a good quarter. There’s lots of opportunity out there, and I think we’re getting our fair share.

Operator

Next, we’ll go to Noelle Dilts with Stifel.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

A couple of questions. So first, you talked about this sort of pull-forward of revenue into the quarter and just some moderation out of a couple of key customers. My first question is, are you seeing that here in the first month of the fourth quarter? And then second, I just want to talk a little bit about the timing here. You’re talking about investments ahead of large program ramps, which makes a lot of sense, but it sort of feels like you’re talking about calendar 2018 before these really ramp up. So these investments feel a little bit early. Can you just talk to us a little bit about maybe a little bit more detail around what you’re investing in and the timing of when you would expect that to be covered? It just feels like the gap is a little bit longer than we have traditionally seen.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Okay. So with respect to the first question, Noelle, we’ve taken into account all of the information we have available prior to the publication of the guidance and the slides, which would be up and through what we know through yesterday. So we’re not going to start commenting on kind of post-quarter activity other than to say that we contemplate everything we know when we put the guidance together. And then in terms of the investments, because we’re involved in the planning of these networks in a number of instances, we’re investing in the actual activity. Now we get paid to do this; so it’s not in anticipation of revenue. And yes, we’re adding some crew capacity, but that’s only as the planning and design moves to construction. So we’re not doing anything in a fashion that’s different than the way we have ramped up for large projects before. There’s an impact, particularly given the magnitude of these projects, but we’re not doing anything different.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Okay. And on the margin, you talked about mix also being a factor over the next couple of quarters. Can you expand upon what’s going on on that front?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So there’s some portions in the business where we actually supply all of the cables, equipment, splicing enclosures and those kind of things, as well as in the wireless business where we supply antennas and some other things, or larger items. And so to the extent where you have outperformance in those areas where you have higher materials costs, it can cause a shift in the gross margin. But it’s just a mix shift. It’s no change in contract terms or anything else; it’s just a mix shift.

Operator

We’ll go to Brent Thielman with D. A. Davidson.

Brent Edward Thielman - D.A. Davidson & Co., Research Division - VP and Senior Research Analyst

Steve, it looks like CenturyLink and Comcast revenue growth is really strong this quarter. Does your outlook for the next couple of quarters suggest those customers continue to grow at or kind of near these levels you’ve seen here recently?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

I don’t think we’re going to isolate individual customers, but I would say that the trends we outlined in the revenue comments and in the guidance, you will see that we continue to see 1-gigabit deployments, and we continue to see fiber deep cable capacity projects. And those are substantial businesses.

Brent Edward Thielman - D.A. Davidson & Co., Research Division - VP and Senior Research Analyst

Okay, fair enough. And then the comments around the gross margin down modestly the next couple of quarters as you kind of initiate these larger programs, how quickly does that tend to resolve, I mean, just based on past program cycles? Is that something that lingers for several quarters, get dragged into the latter part of next year until these programs really get going?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So Brent, I think you can go back and look at kind of our performance as growth ramped up in fiscal ‘15 and ‘16. You can see we had gross margin expansion. We’re going to be prudent in the way we work with our customers, but there are good opportunities out there at attractive pricing.

Operator

Our next question is from Jennifer Fritzsche with Wells Fargo.

Jennifer Murtaugh Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

Steve, I understand you don’t want to talk about other -- specific customers, but you mentioned two going through M&A. Obviously, one is AT&T with Time Warner. But the other one is CenturyLink, and they did discuss or disclose their leadership changes. It seems most of those decision makers are still out of the legacy CenturyLink, but they’re buying an asset with an enormous amount of fiber. As you look at the opportunity there, can you discuss -- it seems to me that the residential broadband push, they’re not taking their foot off the pedal there. Is that correct?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

They have a three year plan, and I think they made comments as recently as a couple of days ago that they’re on track with that, and we’re happy to participate.

Jennifer Murtaugh Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

Got it. And then just if I could ask one more on the cable vertical. One has been very aggressive with pushing fiber. The other deeper into the plant. I’d say the other, at least seemingly, hasn’t been. Yet, there Charter is talking about forget 5G, go to 6G. Are you as excited as you once were about the cable vertical; because it still seems early to me, and I just want to make sure I’m thinking about it the right way?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Yes. I think the industry is pretty -- and it’s broader than just the operator that you might be thinking of. I mean, there are other private operators with similar announcements. And I think the opportunity to push fiber deeper, utilize a small portion of the coax plant and get dramatically increased speeds, I think is attractive to cable operators. And I think it’s not unusual that as a wireless technology emerges at an expanded ability to deliver bandwidth that the wireline network providers have to figure out how to do more. That’s the history for the last twenty years, and I see nothing to believe that won’t continue, and in fact, one other cable operator has kind of stated that explicitly.

Operator

(Operator Instructions)

Next, we’ll go to Christian Schwab with Craig-Hallum.

Christian David Schwab - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst

Steve, can you help us on the timing of when you became aware of the spending modulation due to acquisitions?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, what we’ve said is that there are always when you have big programs, there’s some near-term timing uncertainty. We’ve been through this before. I think you covered us when we went through this before, and I think that our views evolved around the way we were going to think about our guidance for the out quarter based on when we saw kind of where CapEx came in versus full year plan. And we’re just taking a prudent view that we got a strong start to the year, our customers’ budget on a calendar year, and we just want to be careful.

Christian David Schwab - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst

No, I think that’s perfectly fine. So that was -- so am I right to kind of assume that maybe we should go and take a look at some of the disruption that you and your competitors saw kind of around DIRECTV and AT&T in 2014 and 2015 to kind of figure out potential timing? Would that be fair?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

We didn’t see much impact from the transaction that you talked about. I would just say that when we’ve seen other periods of time where big programs are kicking off, like calendar 2014, there was some modulation that we talked about and it resolved itself.

Christian David Schwab - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst

Okay, perfect. Okay, great. And then lastly, can you help with any type of framing of the potential for Dycom given the Verizon/Corning announcement and their 12.4 million miles of fiber they’re going to buy a year? Is there any rough math or numbers that you can talk about how that could potentially impact you over time?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President
Yes, I think it’s a huge opportunity. I think it’s still developing. I guess the way I would put that -- the way I would think about it at a high level, Christian, is in the 21st century, there’s been no domestic deployment of fiber that was of such magnitude that manufacturers had to add capacity, actually build plants. And so I think that would tell you that it’s the biggest thing that’s happened in the last seventeen years, if you frame it that way.

Operator

Our next question is from Alan Mitrani with Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

I guess I’ll start with the cleanup questions. Can you give us the other split of the revenues based on the segments and also the top-five to top-ten customers?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Drew is going to start, Alan. Then if he can’t finish off, I’ll finish.

H. Andrew DeFerrari - Dycom Industries, Inc. - CFO, SVP and Treasurer

Getting over a cold, Alan. Charter Communications was number six at 3.6% of revenue. Customer number seven was at 3.4% of revenue, and this is per customer’s request that we not disclose their identity. Frontier Communications was number eight at 1.3% of revenue. Crown Castle was number nine at 1.1% of revenue. And Level 3 was number ten at 0.9% of revenue. And then for the split, telco was at 66.7%, cable was at 25.5%, facility locating was at 5.4%, and electrical and other was at 2.4%.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. And also, I didn’t hear, on the CapEx guidance, are you keeping the guidance for the year? Can you just give us an update on where you think you’ll spend for the rest of the fourth quarter, I guess?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

I mean, we want to maintain the guidance as kind of that $175 to $185 net. There’s lots of opportunity out there, Alan. I mean, to the extent that we revisit that, we can always spend less, but we see lots of opportunity and the need to add to the fleet to service that demand.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then I guess, Steve, the big issue that you see now with the guidance and with where we are in spending modulation, it seems as if AT&T could be coming down a bit or they overspent earlier, like the way they said on the conference call, and maybe now they’re going to modulate a little bit. Before the Verizon ramp comes in. This is our in-between period. Do you think this hits for all of fiscal 2018; because when you get into your seasonality in your bad quarters as it relates to weather, could we have a situation where you’re looking -- do these big projects that Verizon’s talking about and the Comcast ramps and the rest of AT&T ramping back up to hit their 12.5 million basically by 2019, does that help you as you get into the meat of fiscal 2018 and the better weather, of course?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, Alan, when we talk about on these multi-use fiber networks that we’re in planning, shortly into engineering, and we see activity increasing throughout calendar 2017 and accelerating in calendar 2018, and so it’s early in the process. We got to go through permitting and all these other things, but there’s opportunities to grow revenue in a pretty material way on those projects.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. As it relates to XO Communications, now that you’ve combined with Verizon, how much was XO Communications in the last year or -- just to give us a framework what was...?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

It was pretty immaterial, Alan, and the organizations have been converged at this point, so there’s not a separate organization.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Also, can you give us a sense of where you think the other competitors will respond, or how you think the other competitors might respond, to Verizon’s initiative and what AT&T seemingly is doing on the quiet, just overall -- the cable industry specifically?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

It is early to say, Alan. What we’ll recommend is that folks take a look at all of the commentary that came out of an investor conference this week, lots of good information there. I think that the real question to me is, as you see a new network architecture deployed, that will have pretty robust capabilities, in the past that’s always created pressures on the current competitive equilibrium that people have resolved by further investment in their networks. And we’ve seen that for a long time and given, once again, the comments that were made about this being a ten to twenty year deployment, I think there will be large adjustments to the way people think about investing in their networks. So I think there’s going to be lots of activity.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

And then finally, can you give us a sense about your view of your customers’ investments? And you made some comments in your prepared remarks as it relates to the FCC changes, or potential changes, around net neutrality and maybe a freeing up of some of the regulations, what you think the impact could be short term and maybe long term in the industry.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

So I think strategically, I think all of our customers, and they’ve made public comments about this, are pleased that the threat of price regulation via Title II is not going to happen with the current FCC, and in fact, some industry commentary, and I think there was a bill actually introduced into the House to try to look at net neutrality and a number of issues in a statutory way; which I think would be a great way to update the Telecom Reform Act from over twenty years ago. So I think strategically, things are moving in a way that will be supportive of enhanced investment. And then there’s a number of regulatory actions at the FCC really around network deployments, specifically small cells, as well as some fiber-related issues where there’s a clear recognition that the municipal permitting process needs to be streamlined and needs to be quicker. That’s in part what we’re talking about here in terms of near-term uncertainty around the start-up of these projects, and the more work that the FCC does on that, I think the better our customers will feel about spending money and the easier it will be for us to get these projects started.

Operator

We have a follow-up from Jennifer Fritzsche with Wells Fargo.

Jennifer Murtaugh Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

Great. Just one more. On the wireless/wireline convergence, I’m at WIA right now in Orlando, and everything seems to be about fiber and small cells. ITW last week seeing the same, Barcelona seeing the same. I guess just as you’re discussing with your counterparts at your customers for the wireless decisions, are those decisions being made by, I guess, the wireline people or the wireless people? Or if there -- is it all being morphed into one?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

I think it’s being morphed into one. I mean, there are different organizational structures, but clearly, you have to have a converged view of the way to design the network and engineering. And one of the reasons that there’s so much fiber that is needed for these networks is because of all of the capabilities that software-defined networking creates and the opportunities to make the deployment of the small cells more effective and the ability to deliver more throughput. These are highly complicated networks, but they require extremely low latency to gain the technological benefits of the equipment, and we’re in that position where home-run fibers, from extremely smart computers, is the way we’re going to be evolving the network for the next twenty years. And I think there’ll be lots of engineering effort at our customers that goes into that.

Operator

And Mr. Nielsen, no further questions. Any closing comments?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, CEO and President

Well, we thank everybody for your attendance on the call, and we’ll speak to you again at the end of August after our fourth quarter. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.